UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2015

Carter Validus Mission Critical REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-191706 (1933 Act)	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information reported in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Increase in Pool Availability under KeyBank Credit Facility

As previously reported in a Current Report on Form 8-K filed on December 23, 2014, Carter Validus Operating Partnership II, LP (“CVOP II”), the operating partnership of Carter Validus Mission Critical REIT II, Inc. (the “Company”) and certain of the Company’s subsidiaries amended certain agreements related to the Company’s credit facility (the “KeyBank Credit Facility”) to increase the maximum commitments available under the KeyBank Credit Facility from $35,000,000 to an aggregate of up to $180,000,000, consisting of a revolving line of credit with a maturity date of December 17, 2017, subject to CVOP II’s right for one, 12-month extension period (the “KeyBank Credit Facility Amendment”). Subject to certain conditions, the KeyBank Credit Facility can be increased to $400,000,000.

On April 1, 2015, in connection with the Company’s acquisition of a data center property, CVOP II, through a wholly-owned subsidiary, entered into a joinder agreement with KeyBank National Association to add the data center property to the pool availability of the KeyBank Credit Facility, which increased CVOP II’s pool availability under the KeyBank Credit Facility by approximately $4,804,020.

The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value and debt service coverage ratios contained in the KeyBank Credit Facility Amendment. As of April 1, 2015, the aggregate borrowing base availability was $69,896,000 and there was no outstanding balance under the KeyBank Credit Facility.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Joinder Agreement by DCII-505 W. MERRILL STREET, LLC to KeyBank National Association, as Agent, dated April 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT II, Inc.

Dated:	April 7, 2015	By:	/s/ Todd M. Sakow
			Name:	Todd M. Sakow
			Title:	Chief Financial Officer